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                                                                   EXHIBIT 21(b)

                    SUBSIDIARIES OF CONSUMERS ENERGY COMPANY
                              At December 31, 2000

[Numbers on left are Dun & Bradstreet hierarchy (tier level) indicators.]

Subsidiary Name                                                   Jurisdiction
                                                                  Formation
01       CMS Engineering Co.                                      Michigan
01       CMS Midland Holdings Company                             Michigan
01       CMS Midland, Inc.                                        Michigan
01       Consumers EnergyGuard Services, Inc.                     Michigan
01       Consumers Funding LLC                                    Delaware
01       ES Services Company                                      Michigan
01       MEC Development Corp.                                    Michigan
01       Michigan Electric Transmission Company                   Michigan
01       Michigan Gas Storage Company                             Michigan


Additional subsidiaries, unnamed above, when considered in the aggregate as a single subsidiary would not be considered a significant subsidiary.